Larry F. Altenbaumer
Chief Financial Officer,
Treasurer and Controller

Illinova Corporation
500 South 27th Street
P.O. Box 511
Decatur, IL 62525-1805
Tel  217 424-6678
Fax 217 362-7417





February 11, 1999


Members of the Financial Community:

Illinova/Illinois Power Company (Company) Board of Directors met yesterday. Among the issues discussed was the strategy for exiting the nuclear business. The Board was advised that progress in restoring Clinton Power Station (Clinton) to service early in the second quarter was proceeding according to plan and that serious expressions of interest in the purchase of Clinton had been received. Consequently, management recommended and the Board approved proposals to continue the restart and sales efforts. Concurrently, the company is proceeding with all necessary actions to permit a timely shutdown of the plant if the restart and/or sales efforts should be unsuccessful.

The company has also made excellent progress in resolving the key accounting issues surrounding the implementation of the quasi financial reorganization. The company recently completed its fossil valuation study. As a result of this study, Illinois Power will increase its fossil system valuation to about $2.9 billion as of December 31, 1998, a $1.35 billion net of tax increase.

While the quasi-reorganization accounting entries have not been finalized, the company is confident that the amounts presented below will be very close to the final amounts. In view of this progress, I felt it was important to provide this update pending the release of 1998 results at the end of the month. The write-off for Clinton-related costs will be approximately $1.8 billion, net of tax, and a regulatory asset of approximately $450 million, net of tax, will be established. The net difference between these amounts, approximately $1.35 billion, will be charged to 1998 earnings. For balance sheet purposes, the company expects this net difference to be fully offset by the write-up of the fossil generating system assets, thereby avoiding any reduction in total common equity as a result of the quasi-reorganization. The quasi-reorganization accounting entries addressed above reflect the company's decision to book the most conservative outcome currently foreseen. If the actual exit option produces a smaller write-off for Clinton-related expenses, the adjustment will be reflected as a balance sheet item only - the income statement will not be affected.

The final quasi-reorganization accounting entries will be reported when the company releases 1998 earnings after the market closes on Friday, February 26, 1999. A conference call will be conducted the following Monday morning, March, 1, 1999, to discuss and answer any questions regarding the 1998 results, including the quasi-reorganization accounting issues. We will advise you during the last week of February of the specific time and other particulars regarding this call. I hope you will be able to join us in the call.



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In  the  interim  please  contact  Bob  Schultz   (217-424-8780),   Eric  Weekes
(217-362-7635),  Cindy Steward (217-362-7633), Greg Gudeman (217-424-8715) or me
if you have any questions regarding this letter.

Sincerely,
[OBJECT OMITTED]
Larry F. Altenbaumer

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